EXHIBIT 6.11

PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) made effective as of October 31, 2019 (the “Effective Date”)

BETWEEN:

INFUZED BRANDS INC., a British Columbia corporation having a registered address at Suite 1000 - 409 Granville Street, Vancouver BC V6C 1T2

(the “Company”)

AND:

ROOP MUNDI, an individual with an address at 1640 Haywood Avenue

  West Vancover, BC V7V 1W7

(the “Participant”)

WHEREAS:

A. The Participant is engaged as a member of management of the Company;

B. The Company wishes to grant to the Participant performance stock units (each unit, a “Performance Stock Unit” and collectively, the “Performance Stock Units”) to acquire common shares in the capital of the Company (the “Shares”) as an incentive for the Participant’s performance of services to the Company; and

C. The board of the directors of the Company (the “Board of Directors”) has authorized the grant to the Participant of performance stock units to acquire Shares upon the terms and conditions set forth herein.

NOW THEREFORE IN CONSIDERATION of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of Performance Stock Units

Subject to the terms and conditions set out in this Agreement, the Company hereby grants to the Participant a total of 1,500,000 Performance Stock Units. On vesting, each Performance Stock Unit will entitle the Participant to receive one fully paid and non-assessable Share (each, a “PSU Share” and collectively, the “PSU Shares”). No cash payment shall be made by the Company to the Participant in lieu of issuance of PSU Shares.

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2. Vesting Schedule

Subject to Section 4 of this Agreement, the Performance Stock Units shall vest upon and according to the achievement of the following performance goals:

(a) 750,000 Performance Stock Units will vest upon the Company achieving gross sales of US$5,000,000 within 12 months of the Effective Date; and

(b) 750,000 Performance Stock Units will vest upon the Company achieving gross sales of US$15,000,000 within 24 months of the Effective Date.

3. Vesting and Issue

As soon as practicable following, but no later than 30 days following the date on which the Performance Stock Units vest, as provided in section 2, the Company will issue to the Participant that number of PSU Shares corresponding to the applicable performance goal.

4. Immediate Vesting by Board Discretion

In the event that the Board of Directors in its sole discretion, determines it is in the Company’s best interest to do so, the Board of Directors may, by resolution, permit all or any portion of the Performance Stock Units to become vested immediately or on such other earlier date as may be determined by the Board of Directors.

5. Non-transferability and Assignment

This Agreement may not be assigned by the Participant, and the Performance Stock Units or any of the Participant’s rights in relation to the Performance Stock Units are not transferable or assignable by the Participant except by will or by the laws of descent and distribution.

6. Investment Intent and Restrictions on Resale

The Company may require, as a condition for granting the Performance Stock Units or issuing any PSU Shares, that the Participant execute an undertaking in a form acceptable to the Company, that the PSU Shares are being acquired as an investment and not with a view to distribution. The Participant agrees that transfer restrictions may be imposed by the Company on the certificates for the PSU Shares should the Company deem it necessary or appropriate to do so in order to comply with the requirements of applicable law or of any regulatory authorities having jurisdiction over the securities of the Company. Without limiting the generality of the foregoing, any certificate representing PSU Shares may bear the following legend:

“THE TRANSFER OF THESE SHARES IS RESTRICTED. THESE SHARES MAY ONLY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN ACCORDANCE WITH APPLICABLE SECURITIES LEGISLATION AND BY THE CONSENT OF THE BOARD OF DIRECTORS OF THE COMPANY.”

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7. Termination

All unvested Performance Stock Units shall be cancelled upon the termination of the Participant’s engagement with the Company. Upon cancellation of Performance Stock Units pursuant to this provision, all rights of the Participant to exchange such units for PSU Shares shall thereby be extinguished.

8. Adjustments

8.1 The number of Performance Stock Units or PSU Shares may be adjusted by the Board of Directors from time to time (including on the basis of such advice as the Board of Directors considers appropriate, including, if considered appropriate by the Board of Directors, a certificate of the auditor of the Company) in accordance with the provisions set out in this Section 8 of this Agreement. Any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules will be conclusively determined by the Board of Directors, and any such determination will be binding on the Company, the Participant and all other affected parties.

8.2 Upon the occurrence of one or more events involving the capital reorganization, reclassification, subdivision or consolidation of the capital stock of the Company, or of the merger, arrangement, amalgamation or other corporate combination of the Company with one or more other entities, or of any other events in which new securities of any nature are delivered in exchange for the issued Shares and such issued Shares are cancelled (which events are collectively referred to herein as "Fundamental Changes"), then following the vesting of the Performance Stock Units taking place after the Fundamental Changes, and in lieu of issuing the PSU Shares which, but for such Fundamental Changes and this provision, would have been issued following such vesting, the Company or its successor shall instead issue such number of new securities as would have been delivered as a result of the Fundamental Changes in exchange for those PSU Shares which the Participant would have been entitled to receive if the Performance Stock Units had vested prior to the occurrence of the Fundamental Changes. The Company shall not effect any Fundamental Changes which result in the succession of the Company unless prior to or simultaneously with the consummation thereof, the entity succeeding the Company acknowledges in writing that it is bound by and will comply with this provision.

8.3 In the event that there is any change, other than as specified above in Section 8.2 of this Agreement, in the number or kind of outstanding Shares or of any securities into which such Shares shall have been changed or for which they shall have been exchanged, then, if the Board of Directors, in its sole discretion, determines that such change equitably requires an adjustment to be made in the number or kind of PSU Shares, then an equitable adjustment shall be made in the number or kind of PSU Shares, and such adjustment shall be made by the Board of Directors and be effective and binding for all purposes.

8.4 No adjustment or substitution provided for in this Section 8 of this Agreement shall require the Company to issue a fractional share in respect of the Performance Stock Units.

8.5 The grant of the Performance Stock Units shall not affect in any way the right or power of the Company to effect adjustments, reclassifications, reorganizations, arrangements or changes of its capital or business structure, or to amalgamate, merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

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9. Compliance with Laws and Exchange Requirements

The Company, in its sole discretion, may postpone, cancel, or amend the terms of the vesting and issuance of the PSU Shares or any other action permitted under this Agreement to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of the Shares or other required action under any federal or provincial law, rule, or regulation, or applicable stock exchange policies. The Company shall not be obligated by virtue of any provision of this Agreement to recognize the vesting or issue of any PSU Shares or to otherwise sell or issue Shares in violation of any such laws, rules, regulations, or exchange policies.

10. Professional Advice

The grant of Performance Stock Units, the issuance of any PSU Shares and any subsequent disposition of PSU Shares may have consequences under federal, provincial and other tax and securities laws which may vary depending on the individual circumstances of the Participant. Accordingly, the Participant acknowledges that the Participant has been advised to consult the Participant’s personal legal and tax advisors in connection with this Agreement and the Participant’s dealings with respect to the Performance Stock Units or the PSU Shares. The Company disclaims any and all liability in connection with same.

11. Status

The Participant, as such, shall not, by virtue only of their status as a party to this Agreement, be entitled to vote or receive dividends or be considered a shareholder of the Company for any purposes, nor shall anything in this Agreement be construed to confer on the Participant, as such, by virtue only of their status as a party to this Agreement, any rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action, to receive notice of meetings of shareholders, to receive dividends or subscription rights or otherwise.

12. Taxes

The Participant acknowledges and agrees that the Company may take all such measures as it deems appropriate to ensure that the Company’s obligations under the withholding provisions under income tax laws applicable to the Company and other provisions of applicable securities and other laws are satisfied with respect to the grant of the Performance Stock Units or the issuance of the PSU Shares. In connection therewith, the issuance, transfer or delivery of certificates for PSU Shares issued pursuant to this Agreement may be delayed, at the discretion of the Board of Directors, until the Board of Directors is satisfied that the applicable requirements of securities and income tax laws have been met. If required by the Company, the Participant shall remit to the Company all such amounts in cash as may be necessary in order to satisfy the Company’s tax withholding obligations under applicable tax laws as condition for the issuance of the PSU Shares.

13. Notices

Any notice to be given hereunder shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, electronic mail (email) or delivered to the parties at the addresses specified herein or at such other address as each party may from time to time direct in writing. Any such notice shall be deemed to have been received if mailed, two business days after the date of mailing, if by email, the next business day after electronic transmission, and, if delivered, upon delivery. If normal mail service is interrupted by a labour dispute, slowdown, strike, force majeure, or other cause, a notice sent by mail shall not be deemed to be received until actually received, and the party giving such notice shall use such other service as may be available to ensure prompt delivery or shall deliver such notice.

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14. Date for Completing Actions

Whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day. “Business Day” shall mean any day, other than a Saturday, Sunday or a day on which commercial banks located in Vancouver, British Columbia are authorized or obligated by applicable law to be closed.

15. Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia, Canada.

16. Entire Agreement

This Agreement, together with any agreement for services between the Participant and the Company that may exist as of the Effective Date, and the schedules referenced herein, constitutes the entire agreement between the parties with respect to the subject matter referenced herein and supersedes all prior written and oral agreements, and all contemporaneous oral agreements and any course of conduct or course of dealing.

17. Non-Waiver

The failure of the Company to require the performance of any term or condition of this Agreement, or the waiver by the Company of any breach of this Agreement, shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed a waiver of any subsequent breach.

18. Headings

The division of this Agreement into sections and the use of headings are for convenience of reference only and shall not affect the interpretation hereof.

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19. Counterparts

This Agreement may be executed electronically, and in one or more counterparts, each of which shall be deemed an original, but all of which taken together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

INFUZED BRANDS INC.

Per: /s/ Faizaan Lalani

Name: Faizaan Lalani

Title: Director

SIGNED AND DELIVERED in the presence of: /s/ Jasmine Grewal Witness Jasmine Grewal Name 1640 Haywood Avenue Address West Vancover, BC	) ) ) ) ) ) ) ) ) ) )	/s/ R. Mundi ROOP MUNDI Notice Address:

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